Exhibit 99.1

Information Relating to Part II, Item 14.—Other Expenses of Issuance and Distribution

The expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution by CF Industries, Inc. (“CFI”) of $750,000,000 aggregate principal amount of 3.450% Senior Notes due 2023 and $750,000,000 aggregate principal amount of 4.950% Senior Notes due 2043, fully and unconditionally guaranteed by CF Industries Holdings, Inc. (the “Company”), registered pursuant to the registration statement on Form S-3 (File Nos. 333-188068 and 333-188068-01) filed by the Company and CFI on April 22, 2013 are set forth in the following table.  All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$204,328.91
Legal and accounting fees and expenses	530,000
Ratings agency fees	2,000,000
Other	40,000
Total	$2,747,328.91